Exhibit 15.1

June 8, 2005

Board of Directors and Stockholders
PETsMART, Inc.
Phoenix, Arizona

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of PETsMART, Inc. and subsidiaries for the 13-week periods ended May 1, 2005 and May 2, 2004, as indicated in our report dated June 8, 2005 (which report included an explanatory paragraph related to the restatement of the financial statements because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended May 1, 2005, is incorporated by reference in Registration Statement Nos. 33-66738, 33-86946, 33-92878, 33-98170, 333-01632, 333-15655, 333-29431, 333-52417, 333-58605, 333-62828, 333-92160, and 333-108160 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP
Phoenix, Arizona